EXHIBIT 21.01

CERIDIAN CORPORATION

SUBSIDIARIES

MARCH 31, 2005

Subsidiaries and Their Affiliates:	State or Other Jurisdiction of Incorporation

ABR Information Services, Inc.

Florida

ABR Properties, Inc.	Florida
Ceridian Benefits Services, Inc.	Florida
Ceridian Retirement Plan Services, Inc.	California
Ceridian Broker-Dealer, Inc.	Delaware
Ceridian Investment Advisors, Inc.	Florida
Ceridian Canada Holdings, Inc.	Delaware
Ceridian Canada Ltd.	Canada
3344461 Canada Ltd.	Canada
Ceridian Holdings U.K. Limited	United Kingdom
Ceridian Centrefile Limited	United Kingdom
Centrefile (Mauritius) Ltd.	Mauritius
Ceridian Performance Partners Limited	United Kingdom
Ceridian Recruiting Solutions, Inc.	Delaware
Ceridian Tax Service, Inc.	Delaware
Comdata Network, Inc.	Maryland
Comdata Bank, Inc.	Utah
Comdata Funding Corporation	Delaware
Comdata Network Inc. of California	California
Comdata Network, Inc. of Mexico	Tennessee
Comdata Telecommunications Services, Inc.	Delaware
Permicom Permits Services, Inc.	Canada
Stored Value Systems, Inc.	Delaware
Tranvia, Inc.	Delaware
FTB Insurance Agency, Inc.	Minnesota
ITS Information Technology Systems Limited	Irish Republic

Certain subsidiaries, which in the aggregate would not constitute a significant subsidiary, are omitted from this listing.